INVESTMENT AGREEMENT

                                     BETWEEN

                               GREENGRASS HOLDINGS

                                       AND

                               SWING-N-SLIDE CORP.



                                 March 13, 1997

                                TABLE OF CONTENTS

   ARTICLE I.  PURCHASE OF SECURITIES BY HOLDINGS  . . . . . . . . . . .    1
        1.1  Issuance of Shares  . . . . . . . . . . . . . . . . . . . .    1
        1.2  Issuance of Bridge Note . . . . . . . . . . . . . . . . . .    1
        1.3  Issuance of Stock Purchase Warrants . . . . . . . . . . . .    2
        1.4  Consideration for Shares  . . . . . . . . . . . . . . . . .    2
        1.5  Consideration for Bridge Note . . . . . . . . . . . . . . .    2
        1.6  Additional Shares; Dilution Adjustment  . . . . . . . . . .    2
        1.7  Rights Offering . . . . . . . . . . . . . . . . . . . . . .    2
        1.8  Listing . . . . . . . . . . . . . . . . . . . . . . . . . .    3
        1.9  Loan Account  . . . . . . . . . . . . . . . . . . . . . . .    3

   ARTICLE II.  THE CLOSING  . . . . . . . . . . . . . . . . . . . . . .    3

   ARTICLE III.  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . .    3
        3.1  Conditions  . . . . . . . . . . . . . . . . . . . . . . . .    3
        3.2  Satisfaction of Conditions  . . . . . . . . . . . . . . . .    4

   ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF COMPANY  . . . . . . .    4
        4.1  Existence and Rights  . . . . . . . . . . . . . . . . . . .    4
        4.2  Authorization . . . . . . . . . . . . . . . . . . . . . . .    5
        4.3  Capitalization  . . . . . . . . . . . . . . . . . . . . . .    6
        4.4  Subsidiaries, Other Investments . . . . . . . . . . . . . .    6
        4.5  Litigation  . . . . . . . . . . . . . . . . . . . . . . . .    6
        4.6  No Violation  . . . . . . . . . . . . . . . . . . . . . . .    6
        4.7  Compliance with Laws, Instruments, Etc  . . . . . . . . . .    6
        4.8  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        4.9  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . .    6

   ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF HOLDINGS  . . . . . . .    7
        5.1  Registration  . . . . . . . . . . . . . . . . . . . . . . .    7
        5.2  Investment Purposes . . . . . . . . . . . . . . . . . . . .    7
        5.3  Accredited Investor . . . . . . . . . . . . . . . . . . . .    7

   ARTICLE VI.  ADDITIONAL PROVISIONS  . . . . . . . . . . . . . . . . .    7
        6.1  Expenses; Indemnity . . . . . . . . . . . . . . . . . . . .    7
        6.2  Successors and Assigns  . . . . . . . . . . . . . . . . . .    8
        6.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .    8
        6.4  No Waiver, Remedies Cumulative  . . . . . . . . . . . . . .    8
        6.5  Amendments and Waivers  . . . . . . . . . . . . . . . . . .    9
        6.6  Mutilated or Missing Certificates . . . . . . . . . . . . .    9
        6.7  Integration . . . . . . . . . . . . . . . . . . . . . . . .    9
        6.8  Separability  . . . . . . . . . . . . . . . . . . . . . . .    9
        6.9  Headings  . . . . . . . . . . . . . . . . . . . . . . . . .    9
        6.10 Governing Law . . . . . . . . . . . . . . . . . . . . . . .    9
        6.11 Counterparts  . . . . . . . . . . . . . . . . . . . . . . .    9


   Schedules

   Schedule 4.3(a)     Capitalization
   Schedule 4.3(b)     Securities Agreements
   Schedule 4.5        Description of Litigation
   Schedule 4.8        Brokers or Finders

                              INVESTMENT AGREEMENT


             THIS INVESTMENT AGREEMENT is made and entered into as of this 13th day of March, 1997, by and among GreenGrass Holdings, a Delaware general partnership ("Holdings"), and Swing-N-Slide Corp., a Delaware corporation ("Company").

                                    RECITALS

             WHEREAS, the Company, or its subsidiary Newco, Inc., a Wisconsin corporation ("Newco") will as of the date hereof enter into a Stock Purchase Agreement (the "Purchase Agreement") for the purchase of all shares of the common stock of GameTime, Inc., a Alabama corporation ("GameTime") (such common stock is referred to herein as the "GameTime Securities");

             WHEREAS, in order to finance the purchase by the Company or Newco of the GameTime Securities and/or to refinance Newco's indebtedness pursuant to the terms and conditions of the Commitment Letter (as defined herein), the Company has offered to Holdings to make an investment in the Company on the terms and conditions contained herein; and

             WHEREAS, subject to the covenants and conditions contained herein, Holdings desires to make such investment.

             NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged,

             IT IS HEREBY AGREED AND STIPULATED AS FOLLOWS:

                                    AGREEMENT

                 ARTICLE I.  PURCHASE OF SECURITIES BY HOLDINGS

             1.1 Issuance of Shares. Subject to the terms, covenants and conditions hereof, at the Closing, the Company will issue and sell to Holdings and Holdings will purchase from the Company the Purchased Shares. The "Purchased Shares" means 1,087,405 shares of the Company's common stock, par value $.01, ("Common Stock") purchased by Holdings on the Closing Date, determined by dividing $5,000,000 by the Estimated Share Price. The "Estimated Share Price" means $4.5981, being the average of the daily closing bid price per share of Common Stock for each of the 20 consecutive Trading Days (weighted for volume on each such Trading Day) commencing 24 Trading Days prior to the Closing Date. "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business.

             1.2 Issuance of Bridge Note. Subject to the terms, covenants and conditions hereof, at the Closing, the Company will sell to Holdings and Holdings will purchase from the Company a Bridge Note in the principal amount of $2,500,000 due on the earlier of December 31, 1997 or as such time as the Company shall have received the proceeds of the Rights Shares (as defined herein) and Holdings shall have purchased the Remaining Rights Shares (as defined herein) (the "Bridge Note"). The Bridge Note will be dated as of the Closing Date and will contain such terms and provisions as are set forth in the form attached hereto as Appendix A, which such terms and conditions are incorporated by reference herein.

             1.3 Issuance of Stock Purchase Warrants. Subject to the terms, covenants and conditions hereof, at the Closing, the Company will grant to Holdings a Stock Purchase Warrant allowing Holdings to purchase 50,000 shares of Common Stock (the "Warrant") pursuant to the terms and conditions set forth therein. The Warrant will be dated as of the Closing Date and will contain such terms and conditions as set forth in the form attached hereto as Appendix B, which such terms and conditions are incorporated by reference herein. The Warrant will be issued to Holdings as a fee for the loan provided to the Company and Holdings under the Bridge Note.

             1.4 Consideration for Shares. The aggregate purchase price to be paid by Holdings at the Closing for the Purchased Shares and the Additional Shares, if any, issued pursuant to Section 1.6 herein will be $5,000,000. The purchase price will be paid by wire transfer of same day funds to the Company's account upon receipt by Holdings of the Purchased Shares.

             1.5 Consideration for Bridge Note. The purchase price to be paid by Holdings at the Closing for the Bridge Note will be $2,500,000. The purchase price will be paid by wire transfer of same day funds to the Company's account upon receipt by Holdings of the Bridge Note, duly executed and in proper form.

             1.6 Additional Shares; Dilution Adjustment. If the Final Calculated Price is less than the Estimated Share Price, the Company will issue to Holdings, immediately upon determination of the Final Calculated Price, a number of additional shares of Common Stock ("Additional Shares"). The number of Additional Shares issued to Holdings pursuant to this Section 1.6 will be equal to the difference between (i) the quotient of 5,000,000 divided by the Final Calculated Price and (ii) the number of Purchased Shares purchased by Holdings pursuant to Section 1.1 herein. The "Final Calculated Price" shall have the meaning set forth in the Warrant. The "Announcement Date" means the day the Company publicly announces the closing of Company's or Newco's acquisition of the GameTime Securities by the filing of a Form 8-K with the Securities and Exchange Commission.

             1.7 Rights Offering. The Company shall use its best efforts to file, not later than 90 days after the Closing Date, a registration statement with the Securities and Exchange Commission covering an offering of Rights Shares to stockholders of the Company other than Holdings (the "Rights Offering"). Under the Rights Offering each stockholder other than Holdings will be given the right, on the basis of the number of shares of Common Stock held by such stockholder as of a record date set by the Board of Directors of Company, to purchase his pro rata share of the Rights Shares for cash at a price equal to the Final Calculated Price. "Rights Shares" means the number of shares of Common Stock offered under the Rights Offering determined by dividing 2,500,000 by the Final Calculated Price. Upon effectiveness of such registration statement, the Company will use its best efforts to cause the Company to consummate the Rights Offering in accordance with its terms and the requirements of applicable law. Upon the conclusion of the Rights Offering, Holdings agrees to purchase any Rights Shares not purchased by the other shareholders of the Company under the Rights Offering (the "Remaining Rights Shares") at a price per share equal to the Final Calculated Price. The purchase price for the Remaining Rights Shares will be paid through a reduction of any principal outstanding under the Bridge Note on a dollar-for-dollar basis.


             1.8 Listing. The Company covenants and agrees that it will, as soon as practicable, list the Purchased Shares, Additional Shares, the shares of Common Stock issuable under the Bridge Note and the shares of Common Stock issuable upon exercise of the rights represented by the Warrant on the American Stock Exchange, in accordance with and to the extent permitted by the Securities Act of 1933, as amended, any applicable state securities laws and the rules or regulations of the American Stock Exchange.

             1.9 Loan Account. The Company shall place all proceeds of the Rights Offering into a segregated account and shall not comingle such proceeds with any other assets of the Company (the "Loan Account"). Company shall use the proceeds of the Rights Offering solely to prepay any principal outstanding under the Bridge Note.

                            ARTICLE II.  THE CLOSING

             Subject to the conditions hereof, the transactions described herein will be closed (the "Closing") simultaneously with the purchase by Company or Newco of the GameTime Securities (the "Closing Date") and the refinancing of Newco's indebtedness pursuant to the terms and conditions of the Commitment Letter.

                       ARTICLE III.  CONDITIONS TO CLOSING

             3.1 Conditions. All of the obligations of Holdings to purchase the Purchased Shares and the Bridge Note described in this Investment Agreement are subject to the performance by the Company of all the terms, covenants and conditions on its part to be performed hereunder on or prior to the Closing Date and to the satisfaction of the following additional conditions precedent:

             (a) Proceedings and Documents. All proceedings taken or to be taken in connection with the transactions contemplated by this Investment Agreement to be consummated at, or prior to, the Closing and all other documents, schedules, exhibits, opinions and certificates in connection therewith shall each be satisfactory in form and substance to Holdings, and Holdings shall have received copies of all such documents, including a certified copy of resolutions approving the transaction, and all other documents which Holdings has requested in connection with said transactions and of all proceedings in connection therewith, in form and substance satisfactory to Holdings.

             (b) Issuance of Shares. The Company shall have issued the Purchased Shares.

             (c) Issuance of Bridge Note. The Company shall have executed and delivered the Bridge Note.

             (d) No Material Adverse Change. No event or circumstance shall have occurred after September 30, 1996 which individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Company's or GameTime's business, financial condition or prospects.

             (e) Purchase of GameTime Securities. Company or Newco shall have purchased the GameTime Securities from GameTime pursuant to the Purchase Agreement and GameTime shall have merged into Newco pursuant to the Plan of Merger dated March 13, 1997.

             (f) Newco Refinancing. Newco shall have refinanced its indebtedness as contemplated by the Commitment Letter between Target and Fleet Bank dated January 31, 1997.

             (g) Securities Purchase Agreements. Newco shall have consummated the transactions contemplated by the Securities Purchase Agreements by and among Company, Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors and MassMutual Corporate Value Partners Limited (collectively, the "MassMutual Entities") dated March 13, 1997.

             (h) Holdings Investment Agreement. GreenGrass Capital LLC, a Delaware limited liability company ("Capital"), GreenGrass Capital II LLC, a Delaware limited liability company ("Capital II") and GreenGrass Management LLC, a Delaware limited liability company ("Management") and Holdings shall have entered into an Investment Agreement dated March 13, 1997 (the "Holdings Investment Agreement").

             (i) Admission of Capital II as a Partner of Holdings. Capital II, Capital, and Management shall have entered into an Amended and Restated Partnership Agreement of Holdings pursuant to the Holdings Investment Agreement.

             (j) Opinion. Holdings shall have received an opinion of Foley & Lardner dated the Closing Date, upon which the members of Capital II may rely, as to the formation and good standing of the Company, its authorization, execution and enforceability of all agreements, and such other customary matters as requested by Holdings or the members of Capital II in form and substance satisfactory to Holdings and each member of Capital II.

             3.2 Satisfaction of Conditions. Closing of the transaction contemplated hereby shall constitute satisfaction of all conditions contained in this Article and such conditions shall terminate effective with completion of Closing.

             ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF COMPANY

             In order to induce Holdings to enter into this Investment Agreement and notwithstanding any investigation made by or on behalf of Holdings, Company makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is independently material and relied upon by Holdings:

             4.1 Existence and Rights. Company is a Delaware corporation duly organized and validly existing under the laws of the State of Delaware. Company has all power and adequate authority, rights, licenses and franchises to own and operate its properties and assets and carry on the business to be conducted by it. Company is duly qualified and in good standing in each state or other jurisdiction where failure to so qualify would have a material impact on the conduct of its business. Company has the power and adequate authority to enter into and perform this Investment Agreement. Company has the power and adequate authority to consummate the transactions contemplated by the Purchase Agreement.

             4.2  Authorization.

             (a) The execution and delivery of this Investment Agreement, the consummation of the transactions contemplated herein and the performance of each of the terms, covenants and agreements contained or referred to herein by Company (including the issuance of the Purchased Shares, any Additional Shares, the Bridge Note, the Warrant and any Remaining Rights Shares) is not in contravention of, or in conflict with, any law, ordinance or regulation known to the Company or any term or provision of its Certificate of Incorporation or By-laws and the execution and performance of this Investment Agreement is duly authorized and does not require the consent or approval of any governmental body or other regulatory authority except for any approvals and consents necessary to the completion of the Rights Offering and the listing of the Company's Common Stock. All action on the part of Company, and all necessary or appropriate approvals and consents for the due execution, delivery and performance of this Investment Agreement, have been duly and validly obtained or taken. No right of Company is impaired or infringed upon by the execution and/or performance of this Investment Agreement. This Investment Agreement and all other documents, instruments and agreements of Company in connection therewith constitute, and on the Closing, will constitute, the valid and binding obligations of Company, as the case may be, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and similar laws of general application affecting creditors' rights, and except as enforcement may be limited by general equitable principles.

             (b) The Purchased Shares, all shares issuable pursuant to the Bridge Note and all shares issuable upon the exercise of the Warrant, when issued, and the Additional Shares and the Remaining Rights Shares, if issued, to Holdings as contemplated hereby, will be duly and validly authorized and issued and will be fully paid and nonassessable.

             (c) The Purchase Agreement has been duly authorized, executed and delivered by Company, and to the best knowledge of Company, by GameTime, and constitutes the valid and binding obligations of Company and GameTime enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws of general application effecting creditors' rights, and except as enforcement may be limited by general equitable principles.

             (d) The Bridge Note and Warrant have been duly authorized, executed and delivered by Company and constitute the valid and binding obligations of Company enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws of general application effecting creditors' rights, and except as enforcement may be limited by general equitable principles.

             4.3  Capitalization.

             (a) Following the purchase of the Purchased Shares by Company and immediately after the Closing, the capitalization of the Company will be as set forth in Schedule 4.3(a). All of the issued and outstanding shares of capital stock of the Company set forth on Schedule 4.3(a) have been duly authorized and are validly issued, fully paid and nonassessable.

             (b) The Company does not have, and on the Closing Date will not have, any outstanding agreements of any kind relating to the sale, transfer or assignment of any securities of Company except as provided herein or as set forth in Schedule 4.3(b).

             4.4 Subsidiaries, Other Investments. Company has no subsidiaries other then Newco or other investment in any other entity, except for the GameTime Securities purchased pursuant to the Purchase Agreement.

             4.5 Litigation. Except for those matters set forth in Schedule 4.5, there is no litigation or other proceeding (including any administrative or government proceedings or investigations) pending or, to the knowledge of Company, threatened against or affecting Company or the assets of Company and Company is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority. There is no currently pending temporary restraining order or injunction against the consummation of the transactions contemplated hereby or by the Purchase Agreement.

             4.6 No Violation. Neither the execution nor the delivery of this Agreement or the Purchase Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or By-laws of Company, any law or governmental regulation applicable to Company or of any agreement, instrument, lien, charge or encumbrance under which Company or any of its properties is bound or obligated.

             4.7 Compliance with Laws, Instruments, Etc. Company is not in violation of any applicable law, statute or regulation of any federal, state, municipal or other governmental or quasi-governmental agency, board, bureau or body or in violation or default in any material respect with respect to any order, license, regulation or demand of any governmental agency, or in default in any material respect under any instrument under which it is bound. Company has complied with and performed each and every material obligation required to be complied with and performed pursuant to each instrument and other agreement to which it is a party or by which it or its assets are bound or obligated, and there is no material default under any such instrument or other agreement now existing, or which would come into existence with the passage of time, the giving of notice, or both.

             4.8 Brokers. Company has not incurred any liability for any finders' fees, brokerage fees, advisory fees or similar fees or expenses in connection with entering into the transactions contemplated by this Investment Agreement except as set forth in Schedule 4.8.

             4.9 Disclosure. Neither this Investment Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items required hereby contain any untrue statement of a material fact or omit a material fact necessary to make each such statement contained herein or therein not misleading.

             ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF HOLDINGS

             As an inducement to Company to enter into this Investment Agreement, Holdings hereby represents, warrants and covenants to and with Company that:

             5.1 Registration. Holdings understands that neither the Purchased Shares, the Additional Shares, the Bridge Note, the Warrant, the Common Stock to be issued upon exercise of the Warrant nor the Common Stock to be issued under the Bridge Note (the "Non-Registered Securities") will be registered under the Securities Act of 1933, as amended ("Securities Act"), that the offer and sale of such securities will be exempt from such registration under Sections 3(b) and/or 4(2) of the Securities Act and/or Regulation D thereunder and that such shares will not be registered under any state securities laws ("Blue Sky Laws") in reliance upon certain exemptions therefrom, based in part upon Holdings' representations made herein.

             5.2 Investment Purposes. Any purchase by Holdings of the Non-Registered Shares will be for investment purposes only and for its own account, and not with a view to resell or otherwise to distribute the Non-Registered Shares and it will not sell or otherwise distribute the Non-Registered Shares without registration under the Securities Act and applicable Blue Sky Laws or pursuant to an applicable exemption therefrom.

             5.3 Accredited Investor. The investments represented by this Investment Agreement are financially suitable to Holdings in that, among other things, the Investor is an "accredited investor" as defined under the Securities Act and Holdings's financial condition is more than adequate, and will continue for the foreseeable future to be more than adequate, to bear the substantial economic risks of such investments. Holdings has sufficient knowledge and experience in investment, tax and business matters and is aware of the intended use of the proceeds of such investments.

                       ARTICLE VI.  ADDITIONAL PROVISIONS

             6.1  Expenses; Indemnity.

             (a) Company shall pay or reimburse Holdings for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by Holdings in connection with the investment contemplated hereby and, before and after judgment, in enforcing, protecting or preserving its rights under this Investment Agreement and all other documents required hereunder or thereunder.

             (b) Company agrees to indemnify Holdings against any and all losses, claims, damages, liabilities and expenses, (including, without limitation, reasonable attorneys' fees and expenses) incurred by Holdings arising out of, in any way connected with, or as a result of (i) any acquisition or attempted acquisition of securities or other assets of another person or entity by Company other than the GameTime Securities pursuant to the Purchase Agreement, (ii) any claim, litigation, investigation or proceedings related to the operations of Company or to the purchase of securities of GameTime, whether or not Holdings is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from (A) any unexcused breach by Holdings of its obligations under this Investment Agreement or (B) any commitment made by Holdings to a person other than Company which would be breached by the performance of Holdings's obligations under this Investment Agreement. Notwithstanding the foregoing, a Holdings shall in all instances be liable for its acts or omissions in breach of this Investment Agreement or any acts or omissions which constitute fraud, willful misconduct, or breach of fiduciary duty.

             (c) The foregoing agreements and indemnities shall remain operative and in full force and effect regardless of termination of this Investment Agreement, the consummation of or failure to consummate the transactions contemplated by this Investment Agreement or any amendment, supplement, modification or waiver hereof, the return of any funds invested hereunder, the invalidity or unenforceability of any term or provision of this Investment Agreement, or any other document required hereunder, any investigation made by or on behalf of Holdings or the content or accuracy of any representation or warranty made under this Investment Agreement or any other document required hereunder.

             6.2 Successors and Assigns. This Investment Agreement shall be binding upon and inure to the benefit of Holdings and the Company and their respective successors and assigns, and any subsequent holder of any Common Stock issued hereunder.

             6.3 Notices. All notices, demands, and communications provided for herein or made hereunder shall be delivered, or mailed first class with postage prepaid, or telecopied, addressed in each case as follows, until some other address shall have been designated in a written notice given in like manner, and shall be deemed to have been given or made when so delivered or one business day after being mailed or telecopied:

             (a)  if to the Company:

                  1212 Barberry Drive
                  Janesville, WI  53545
                  Attention:  Richard G. Mueller

             (b)  if to Holdings:

                  c/o Glencoe Investment Corporation
                  311 South Wacker Drive, Suite 4990
                  Chicago, IL  60606
                  Attention:  David S. Evans

   A copy of any such notice, demand or communication shall be given to Foley & Lardner, Suite 3800, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Martin D. Mann.

             6.4 No Waiver, Remedies Cumulative. No delay on the part of Holdings in exercising any right, power or privilege under this Investment Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Investment Agreement are cumulative and are in addition to all rights or remedies which Holdings and such other holders otherwise may have in law or in equity or by statute or otherwise. Without limiting the generality of the foregoing, nothing in this Investment Agreement shall be deemed to preclude or be in lieu of any right or remedy which Holdings may have in law or in equity or by statute or otherwise against the Company or any other person based upon any fraud.

             6.5 Amendments and Waivers. This Investment Agreement may not be changed or amended orally, and no waiver hereunder may be oral, but any change or amendment hereto or any waiver hereunder must be in writing and signed by the party or parties against whom such change, amendment or waiver is sought to be enforced.

             6.6 Mutilated or Missing Certificates. In case any certificate or other document issued to Holdings hereunder evidencing the Purchased Shares, the Warrant, the Remaining Rights Shares, the Additional Shares, the shares issued under the Bridge Note or the shares issued upon the exercise of the Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue and deliver a new certificate or other document of like tenor representing an equivalent right or interest in exchange and substitution for such certificate, and the Company shall cancel such mutilated, lost, stolen or destroyed certificate or other document, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction; the affidavit of the holder of record, without bond but with promise of indemnity, shall be satisfactory evidence of such loss, theft or destruction. The applicant for such replacement instrument or certificate shall also comply with such other reasonable regulations as the Company may prescribe.

             6.7 Integration. This Investment Agreement, the appendices and exhibits annexed hereto and documents, schedules and certificates referred to herein and all other documents delivered at the Closing contain the entire agreement between the Company and Holdings with respect to the transactions contemplated herein; and none of the parties shall be bound by nor shall be deemed to have made any representations and/or warranties except those made by such party herein and therein.

             6.8 Separability. If any provision of this Investment Agreement is held for any reason to be unenforceable by a court of competent jurisdiction, the remainder of this Investment Agreement shall, nevertheless, remain in full force and effect in such jurisdiction.

             6.9 Headings. The headings in this Investment Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

             6.10 Governing Law. This Investment Agreement is made in the State of Delaware and shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to any rules or principles of conflict of laws that might result in the application of the laws of any other jurisdiction).

             6.11 Counterparts. This Investment Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.

        IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the day and year first above written.

                                 GREENGRASS HOLDINGS

                                 By:  GreenGrass Capital LLC



                                 By: /s/ David S. Evans
                                     David S. Evans, Attorney-in-Fact



                                 SWING-N-SLIDE CORP.



                                 By: /s/ Richard G. Mueller
                                     Richard G. Mueller, President

                                                              Schedule 4.3(a)


                                 Capitalization


             Description of authorized and outstanding shares of capital stock (after giving effect to this Agreement and the transactions described in Article III hereof) of each Company:

   1.   Swing-N-Slide Corp.

        (a)  Description of shares (authorized, issued, outstanding, etc.) *

                  (i) Common Stock ($.01 par value); 25,000,000 shares authorized; 10,691,406 shares issued of which 3,600,000 are treasury shares and 7,091,406 are outstanding.

                  (ii) Class B Common Stock ($.01 par value); 1,750,000 shares authorized; no shares issued or outstanding.

                  (iii) Preferred Stock ($.01 par value); 5,000,000 shares authorized, no shares issued or outstanding.

             * The description of the shares of the Company provided in 1(a) above is based on the following assumptions:

                  1. Assuming a purchase price of $4.5981 per share, 1,087,406 shares of common stock of the Company will be issued to GreenGrass Holdings and other public stockholders (if any Rights Shares are purchased by such public stockholders) by the Company pursuant to the Investment Agreement dated as of March 13, 1997 between GreenGrass Holdings and the Company (the "Investment Agreement"). In the event that the purchase price is less than $4.5981 per share, the number of shares of the Company's common stock to be issued to GreenGrass Holdings and the public stockholders, shall be increased proportionately (but shall in no event be greater than 1,250,000 shares).

                  2. None of the Warrants to purchase 50,000 shares of common stock of the Company to be issued to GreenGrass Holdings in connection with the Investment Agreement will have been exercised.

                  3. No shares of common stock of the Company have been issued under the Rights Offering.

                  4. No shares of common stock of the Company have been issued to Holdings by the Company pursuant to the Bridge Note.

                  5. None of the Warrants issued in connection with the MassMutual Entities Securities Purchase Agreements will have been exercised.

                                                      Number and Class
                                                       and Percentage of
             (b)  Name of Each 5%                   Shares Owned by Each
                  Holder of Shares                         Holder **

                  GreenGrass Holdings           4,674,870 shares of common
                                                           stock;
                                                           65.92%

             ** The number and percentage of shares owned by Holdings provided in 1(b) above is based on the assumptions that Holdings will purchase 1,087,406 shares of common stock of the Company at a rate of $4.5981 per share under the Investment Agreement. Please note that the number and percentages of shares may change depending on the conversion rates and the number of shares purchased by public stockholders under the Rights Offering, or for other similar reasons.

   2.        Newco, Inc.

             a. Description of shares (authorized, issued, outstanding, etc.)

                  Common Stock (no par value); 1,000 shares authorized, 100 shares issued and outstanding.

                                                    Number and Class
                   Name of Each                     and Percentage of
             b.   Holder of Shares                Shares Owned by Each
                                                        Holder

                  The Company                             100%

                                                              Schedule 4.3(b)


                              Securities Agreements


   1. All outstanding securities convertible into or exercisable or exchangeable for any shares of the Company or Newco or outstanding agreements for the purchase from, or sale or issuance by, the Company or Newco of any of its shares or any securities convertible into or exercisable or exchangeable for such shares.

             a. Transaction Agreement dated January 4, 1996 between the Company and GreenGrass Holdings, as amended by that certain Amendment No. 1 to Transaction Agreement dated February 12, 1996 (the "Transaction Agreement").

             b. $5,322,804 of 10% Convertible Subordinated Debentures issued by the Company to Holdings pursuant to the Transaction Agreement.

                  Assuming that all of the $5,322,804 of Convertible Subordinated Debentures described in this paragraph (b) are converted at the rate of $4.80 per share, the Company will need to issue 1,108,918 shares of common stock in connection with the conversion of such debentures.

             c. Options of directors, officers and key employees of the Company and/or Newco to purchase 322,434 shares of common stock of the Company pursuant to the Company's 1992 and 1996 stock option plans. The number of shares provided in this paragraph does not include any adjustments that may be made to the number of such shares under the stock option plans.

             d. Agreement to permit certain officers and key employees of the Company and/or Newco to take a portion of their annual bonus in shares of common stock of the Company.

             e. Agreement in connection with the settlement of the Sirota lawsuit to have Holdings purchase $5,000,000 of Company equity as provided for in this Investment Agreement.

             f. Agreement to permit certain public stockholders of the Company to purchase up to $3,333,333 of 10% Convertible Subordinated Debentures issued by the Company pursuant to partial settlement of the Barbieri lawsuit. Assuming that all of the $3,333,333 of Convertible Subordinated Debentures described in this paragraph (i) are converted at the rate of $4.70 per share, the Company will need to issue 709,220 shares of common stock with respect to such debentures.


   2. All persons entitled to any rights with respect to the registration of any shares or other securities of the Company or Newco under the Securities Act (or the securities laws of any other jurisdiction).

             a. Amended and Restated Registration Rights Agreement dated March 13, 1997 between Swing-N-Slide Corp. and GreenGrass Holdings.

             b. Registration Statement of Swing-N-Slide Corp. filed May 16, 1996 (but not yet effective) relating to the public offering of 10% Convertible Subordinated Debentures in the principal amount of $3,333,333 due October 15, 2004.

                                                                 Schedule 4.5


                            Description of Litigation

                  The Company has been named as a defendant in a class action pending in the Court of Chancery of the State of Delaware, New Castle County entitled Robert Barbieri v. Swing-N-Slide Corp., Thomas R. Baer, Richard G. Mueller Andrew W. Code, James M. Dodson, Peter M. Gotsch, Terence S. Malone, Henry B. Pearsall and Brian P. Simmons, Green Grass Holdings and GreenGrass Management, LLC, Case No. 14239. The complaint alleges that the Company's purchase of 3.6 million of outstanding shares of common stock, which was completed in January 1995, was the result of a deceptive and manipulative plan on the part of the individual defendants to enrich themselves. The plaintiff also challenges on similar grounds the purchase by Holdings of approximately 3.6 million shares of the Company's common stock and other securities pursuant to a tender offer. The relief sought includes the imposition of a constructive trust on all proceeds of the repurchase received by the defendants as well as various non-monetary forms of relief. The parties are currently conducting discovery.

                  As a settlement proposal for the above referenced class action, the Company has offered to pay the plaintiffs $300,000 for their legal fees and the right to purchase $1,000,000 in convertible debentures which are arguably valued at $1,000,000 in excess of their purchase price. The Company anticipates that the $300,000 for legal fees will be covered by its insurance. The plaintiffs have tentatively counter-offered with a request for $400,000 in legal fees and a grant of transferable warrants rather than debentures. Such a counter-offer is currently unacceptable to the Company and the parties are continuing to negotiate.

                  There is a related case pending in Rock County, Wisconsin Circuit Court entitled Sirota v. Swing-N-Slide Corp., Case No. 95-CV-726. This is a derivative action filed on November 17, 1995, by Sirota on behalf of himself and the Company against Thomas Baer, Richard G. Mueller, Andrew W. Code, James D. Dodson, Peter M. Gotsch, Terence M. Malone, Henry
   B. Pearsall, Brian P. Simmons, Newco, Inc. and CHS. The complaint raises allegations similar to those in the Barbieri action, to wit, that the defendants breached their fiduciary duties to the shareholders and the Company as a result of the self-tender offer in November 1994, but alleges that the breaches damaged the Company, as a whole, as opposed to individual shareholders. It is believed at this time that the parties have reached a mutually satisfactory resolution of this case and have agreement on the principal terms of such resolution. A draft Stipulation of Settlement containing the proposed settlement terms is available upon request.

                  The Company and Newco were parties to a lawsuit brought in the Federal District Court for the District of Kansas entitled Sperry Marketing, Inc. v. Newco, Inc. and Swing-N-Slide Corp., Case No. 96-2155-GTV. Sperry Marketing, Inc., a former Newco distributor, alleged that the Company improperly reduced Sperry's commission rate and territory from 1992-1995 in violation of the distributorship contract between the parties. On February 14, 1997, the Court granted the Company's and Newco's Motion for Summary Judgment dismissing the action on the merits. The plaintiff has moved for reconsideration of the Court's decision. In the event the plaintiff is unsuccessful with the motion for reconsideration, the plaintiff may appeal, but the Company believes that the judgment of dismissal will be upheld on appeal.

                  In addition, the Company or Newco are subject to the attached workers compensation claims and product liability claims attached as Exhibit A.

                  In the ordinary course of its business, the Company or Newco may also receive garnishment and similar notices with respect to its or their employees.

                  Other than as described in this Exhibit 4.5, the Company has no notice or knowledge of any pending or threatened claim, action, proceeding, or investigation.

                                                                 Schedule 4.8


                          Brokers, Finders or Advisors


   Donaldson, Lufkin & Jenrette Securities Corporation
   Glencoe Investment Corporation
   Desai Capital Management Incorporated
   Paul Adams & Co.